Exhibit 10.1

MUTUAL COOPERATION AGREEMENT

THIS MUTUAL COOPERATION AGREEMENT (the “Agreement”) is entered into between Reliant Bank (“Reliant”), a Tennessee banking corporation, and BBMC Mortgage, LLC, a Delaware limited liability company (“BBMC”) and wholly-owned subsidiary of Bridgeview Bank Group, an Illinois banking corporation (“BBG”); jointly referred to as “The Parties”. The Agreement is to be effective the 29th day of March, 2016.

WHEREAS, Reliant wishes to shut down its out of state direct-to-consumer mortgage lending operations with offices in Schaumburg, Illinois; Columbus, Ohio; Reynoldsburg, Ohio; Brentwood, Tennessee; and Louisville, Kentucky (the “Out of State Mortgage Operations”), and focus its attention on the middle-Tennessee market;

WHEREAS, certain of the personnel from the aforementioned Reliant offices (“The Group”) have indicated their desire to become employees of BBMC (See Exhibit A);

WHEREAS, Reliant is willing to conditionally release those employees listed on Exhibit A to join BBMC;

WHEREAS, Reliant understands that the employees listed on Exhibit A, once they are employed by BBMC, will be engaged in residential mortgage lending which may compete with Reliant, which has no objection to same.

WHEREAS, BBMC, in setting up its operations, shall require a certain amount of start-up time to arrange for transition, equipment purchase, and other organizational requirements;

WHEREAS, The Parties have agreed that it is in the best interest of The Parties, The Group, and Reliant’s mortgage customers with loans originated by The Group (the “Subject Loans”) for The Parties to cooperate in a smooth transition of employees and customers, to the extent such customers elect to transfer their mortgage applications from Reliant to BBMC;

WHEREAS, The Parties have therefore agreed, and in the case of Reliant, on its own behalf and that of its subsidiaries, and in the case of BBMC, on its own behalf and that of BBG, to the following cooperative transfer and transition terms;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, The Parties hereby acknowledge and agree as follows:

1.	Reliant agrees that those employees listed on Exhibit A who desire to resign from Reliant and join BBMC are permitted to do so based on an agreed-upon transition timetable as provided in Exhibit A, Section A-1.

2.	Reliant represents and warrants that:

a.	Those employees listed in Exhibit A have no non-compete agreement with Reliant, and are released from any existing non-solicit agreements of any kind, if applicable, with the exception that no customers for whom Reliant has funded residential mortgage loans will be refinanced by BBMC or any of its affiliates (including BBG) for a minimum of 180 days after the funding date with Reliant. Such employees are free to conduct residential mortgage loan origination or other business of BBMC even if such mortgage lending or other business competes with Reliant’s mortgage business.

b.	No claims against Reliant for unpaid or withheld wages, or withholding or other payroll-related claims against Reliant, have accrued in favor of those employees on Exhibit A, and no other legal claims against Reliant have been asserted by or are pending with respect to such employees, except as expressly set forth on Exhibit B hereto. To the extent permitted by applicable law, all payroll records and employment agreements for the employees on Exhibit A shall be made available to BBMC during the transition.

3.	Neither BBMC nor its affiliates (including BBG) will, directly or indirectly, solicit, recruit, or hire away, or attempt to solicit, recruit, or hire away, any employee of Reliant not listed in Exhibit A, without Reliant’s prior written permission.

4.	The Parties agree that, with regard to Subject Loans which are currently in process, for the sake of proper management of limited resources and being responsive to Reliant’s customers:

a.	Subject Loans submitted to underwriting at Reliant on or before March 29, 2016 will be closed and funded at Reliant, if such Subject Loans do in fact close; and

b.	Subject Loans which are not submitted to underwriting at Reliant on or before March 29, 2016 are eligible to be transferred with written authorization by the borrower(s), and will be transferred to BBMC upon receipt of such authorization and delivery of said authorization to BBMC.

5.	The Parties will use their respective commercially reasonable best efforts to cause that certain Office Lease dated February 26, 2016, between Reliant and Crossgates Center LLC, pursuant to which Reliant currently leases the premises at 355 E. Campus View Boulevard, Suite 200, Columbus, Ohio 43235 (the “Lease”), to be assigned by Reliant to BBMC or one of its affiliates on or before April 30, 2016. BBMC agrees to take, or cause one of its affiliates to take, an assignment of the Lease and to assume, or cause one of its affiliates to assume, all of Reliant’s rights, title, interest, obligations, and duties thereunder. Reliant will use commercially reasonable best efforts to obtain the written consent of Crossgates Center LLC to such assignment of the Lease at the existing rent levels as attached hereto as Exhibit C, and agrees that any security deposit provided by Reliant under the Lease may be applied in favor of BBMC. A correct and complete copy of the lease is attached hereto as Exhibit D.

6.	As Reliant employees transfer to BBMC, and if it is operationally possible and economically feasible, Reliant shall allow BBMC to acquire their direct phone numbers.

7.	All equipment associated with the Out of State Mortgage Operations that is owned by Reliant will be retained by Reliant.

8.	The Parties shall cooperate in good faith to assure a smooth transition of employees and borrowers under the Subject Loans to BBMC.

9.	The Parties shall establish and maintain administrative, technical and physical safeguards for records of and information concerning Reliant customers that are in The Parties’ control or possession from time to time. Such safeguards shall be designed for the purpose of: (a) insuring the security of such records and information, (b) protecting against any anticipated threats or hazards to the security or integrity of such records and information; and (c) protecting against unauthorized access to or use of such records and information that would result in harm or inconvenience to any Reliant customer. Such safeguards shall be established in accordance with the Gramm-Leach-Bliley Act and policies and regulations promulgated thereunder.

10.	BBMC shall take commercially reasonable steps to ensure that any confidential customer information and any Reliant records which may be inadvertently housed on any computer or server will be either returned to Reliant or immediately destroyed, at the election of Reliant. As an accommodation to Reliant, BBMC will notify Reliant within 5 business days after finding said information or records. Notwithstanding the foregoing, Reliant shall be primarily responsible in the first instance for scrubbing such information and records from the computer systems prior to giving possession of or access to said systems to BBMC.

11.	BBMC shall return to Reliant any records, information or notices that inadvertently come into the possession of BBMC or any of its affiliates (including BBG) after the transition. BBMC will notify Reliant within 3 business days after receiving said records, information or notices for guidance on how to manage the same.

12.	Neither Reliant nor any of its officers, directors, employees, agents, representatives, or affiliates make any representations or warranties, express or implied, to BBMC (whether regarding assets, liabilities, pipelines, employees, contracts, financial profitability, loan collectability, the transactions contemplated by this Agreement, or otherwise), except as expressly provided herein, which BBMC expressly acknowledges.

13.	Each party agrees to hold in strict confidence and to not disclose to any third party any non-public, confidential, or proprietary information (“Confidential Information”) of the other party; provided that, notwithstanding the foregoing, a party may disclose such Confidential Information to its officers, directors, employees, agents, attorneys, accountants, and other advisors (collectively, “Representatives”) who (a) need to know such Confidential Information for purposes of such party’s performance under this Agreement and (b) are informed in writing by such party of the confidential nature of such Confidential Information. Except as required by applicable federal, state, or local law, rule, or regulation, or as otherwise mutually agreed to in writing by The Parties, neither party shall, and shall not permit any of its Representatives to, disclose to any third party (x) the existence or terms of this Agreement or (y) the terms, conditions, or status of, the parties’ discussions or negotiations regarding, or the pendency of the transactions contemplated by this Agreement. Each party shall be responsible for any breach of this Section 13 caused or occasioned by any of its Representatives.

14.	The Parties agree to not make disparaging remarks about the employees or businesses of the other or its affiliates.

15.	Reliant shall defend, indemnify and hold harmless BBMC from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, and expenses of whatever kind, including reasonable attorneys’ fees and court costs, suffered or incurred by BBMC and arising out of or resulting from a breach of this Agreement by Reliant. BBMC and BBG shall defend, indemnify and hold harmless Reliant from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, and expenses of whatever kind, including reasonable attorneys’ fees and court costs, suffered or incurred by Reliant and arising out of or resulting from a breach of this Agreement by BBMC. The obligations of The Parties under this Section 15 shall survive the expiration or termination of this Agreement.

16.	All exhibits attached to this Agreement are incorporated herein by reference as if set out herein verbatim.

17.	It is the intent of The Parties, individually and collectively, to comply with all applicable laws, rules and regulations which may govern or affect the cooperative effort contemplated by this Agreement, including applicable employment laws, applicable mortgage disclosure laws, the SAFE Act, and applicable fair lending and housing laws.

18.	The Parties are independent organizations with respect to one another, and in no event shall the terms of this Agreement or the transactions contemplated herein be construed to make either party an agent of the other party. Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party hereto in any manner. Further, this Agreement is not intended to and does not involve the creation of or constitute any joint venture, company, partnership or similar arrangement by, between or involving The Parties.

19.	This Agreement shall be binding on and inure to the benefit of The Parties and their respective successors (including successors by merger) and permitted assigns. Neither party may assign its rights or delegate its obligations under this Agreement without the other’s prior written consent. This Agreement is solely for the benefit of The Parties and their respective successors and permitted assigns and, except as expressly provided herein, shall not confer any legal or equitable rights, benefits, claims or remedies of any nature upon any Reliant customer or employee, any BBMC customer or employee, or any other third party.

20.	The Parties agree to make reasonable efforts to take all such further actions and to execute and deliver any such additional documents or instruments as may be necessary or desirable to carry out the purposes and intent of this Agreement or as otherwise reasonably requested by the other party.

21.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Tennessee. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Tennessee, in each case located in Davidson County, Tennessee, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens.

22.	This Agreement constitutes the sole and entire agreement of The Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by a written agreement signed by each party hereto.

23.	If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

24.	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25.	No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

26.	EACH OF THE PARTIES WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE NATURE OF THE CLAIM OR FORM OF THE SUIT, ACTION OR PROCEEDING.

Executed and agreed on behalf of:

Reliant Bank

By:	/s/ DeVan Ard, Jr.	Date:	03/31/2016
Name:	DeVan Ard, Jr.	Its:	Chief Executive Officer

BBMC Mortgage, LLC

By:	/s/ Jeff Gennarelli	Date:	03/31/2016
Name:	Jeff Gennarelli	Its:	Chief Executive Officer